                                                                   EXHIBIT 10.30

================================================================================






                       PREFERRED STOCK PURCHASE AGREEMENT


                                     Among


                           SPECTRASITE HOLDINGS, INC.


                                      and


                          THE SEVERAL PURCHASERS NAMED
                     IN SCHEDULES I, II, III AND IV HERETO





                         Dated as of February 10, 1999





================================================================================

                               TABLE OF CONTENTS

                                                                                                                            Page
                                                                                                                            ----

I.       PURCHASE AND SALE OF PREFERRED STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . 2
         SECTION 1.01.  Issuance and Sale of the Shares to the Purchasers.  . . . . . . . . . . . . . . . . . . . . . . . .  . 2
                        -------------------------------------------------
         SECTION 1.02.  Closing Date. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . 2
                        ------------

II.      REPRESENTATIONS AND WARRANTIES OF THE COMPANY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . 2
         SECTION 2.01.  Organization and Qualification; Power and Authority.  . . . . . . . . . . . . . . . . . . . . . . .  . 2
                        ---------------------------------------------------
         SECTION 2.02.  Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . 3
                        ------------
         SECTION 2.03.  Capitalization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . 4
                        --------------
         SECTION 2.04.  Authorization of Agreements, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . 5
                        --------------------------------
         SECTION 2.05.  Validity. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . 6
                        --------
         SECTION 2.06.  Governmental Approvals. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . 6
                        ----------------------
         SECTION 2.07.  Financial Statements, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . 6
                        -------------------------
         SECTION 2.08.  Absence of Certain Changes or Events. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . 7
                        ------------------------------------
         SECTION 2.09.  Actions Pending.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . 9
                        ---------------
         SECTION 2.10.  Intellectual Property Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . 9
                        ----------------------------
         SECTION 2.11.  Labor Matters.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
                        -------------
         SECTION 2.12.  Taxes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
                        -----
         SECTION 2.13.  Compliance with Law.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
                        -------------------
         SECTION 2.14.  Employee Benefit Plans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
                        ----------------------
         SECTION 2.15.  Environmental Matters.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
                        ---------------------
         SECTION 2.16.  Contracts.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
                        ---------
         SECTION 2.17.  Offering of the Securities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
                        --------------------------
         SECTION 2.18.  Related Party Transactions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
                        --------------------------
         SECTION 2.19.  Accuracy of Representations and Warranties in the Merger
                        ---------------------------------------------------------
                                  Agreement.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
                                  ---------
         SECTION 2.20.  Brokers.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
                        -------
         SECTION 2.21.  Condition of Assets.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
                        -------------------
         SECTION 2.22.  Knowledge of the Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
                        ------------------------
         SECTION 2.23.  Title to Properties.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
                        -------------------

III.     REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         SECTION 3.01.  Authorization.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
                        -------------
         SECTION 3.02.  Validity. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
                        --------
         SECTION 3.03.  Investment Representations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
                        --------------------------
         SECTION 3.04.  Governmental Approvals. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
                        ----------------------
         SECTION 3.05.  Brokers.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
                        -------
         SECTION 3.06.  Actions Pending.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
                        ---------------

IV.      COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         SECTION 4.01.  Conduct of the Company's Business.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
                        ---------------------------------
         SECTION 4.02.  Financial Statements, Reports, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
                        ----------------------------------
         SECTION 4.03.  Use of Proceeds.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
                        ---------------
         SECTION 4.04.  Further Assurances. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
                        ------------------

                                                                                                                            Page
                                                                                                                            ----
V.       CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         SECTION 5.01.  Conditions Precedent to the Obligations of the Purchasers.  . . . . . . . . . . . . . . . . . . . .   20
                        ---------------------------------------------------------
         SECTION 5.02.  Conditions Precedent to the Obligations of the Company. . . . . . . . . . . . . . . . . . . . . . .   23
                        ------------------------------------------------------

VI.      TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         SECTION 6.01.  Termination by the Parties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
                        --------------------------
         SECTION 6.02.  Effect of Termination.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
                        ---------------------

VII.     MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         SECTION 7.01.  Expenses, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
                        -------------
         SECTION 7.02.  Survival of Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
                        ----------------------
         SECTION 7.03.  Parties in Interest.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
                        -------------------
         SECTION 7.04.  Notices.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
                        -------
         SECTION 7.05.  Entire Agreement; Assignment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
                        ----------------------------
         SECTION 7.06.  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
                        ------------
         SECTION 7.07.  Governing Law.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
                        -------------
         SECTION 7.08.  Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
                        --------
         SECTION 7.09.  Jurisdiction. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
                        ------------
         SECTION 7.10.  Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
                        ------------

                        INDEX TO EXHIBITS AND SCHEDULES


Exhibit                                    Description
-------                                    -----------

  A                                        Form of Amended and Restated Certificate of Incorporation
  B                                        Form of Stockholders' Agreement
  C                                        Form of Registration Rights Agreement
  D                                        Opinion of Counsel to the Company
  E                                        Executive Compensation Term Sheet


Schedules                                  Description
---------                                  -----------

  I                                        WCAS Purchasers
 II                                        Whitney Purchasers
III                                        CIBC Purchasers
 IV                                        Additional Purchasers
2.02                                       Subsidiaries
2.03                                       Options and Warrants
2.07                                       Certain Liabilities
2.08                                       Certain Changes or Events
2.09                                       Litigation
2.12                                       Tax Matters
2.14                                       Employee Benefit Plans
2.15                                       Environmental Matters
2.16                                       Material Contracts
2.18                                       Related Party Transactions
2.22                                       Title to Properties
2.23                                       Knowledge of the Company

                       PREFERRED STOCK PURCHASE AGREEMENT

                 PREFERRED STOCK PURCHASE AGREEMENT, dated as of February 10, 1999, among Spectrasite Holdings, Inc., a Delaware corporation (the "Company"), the several Purchasers named in Schedule I hereto (each a "WCAS Purchaser" and collectively, the "WCAS Purchasers"), the several purchasers named in Schedule II hereto (each a "Whitney Purchaser" and collectively, the "Whitney Purchasers"), the several purchasers named in Schedule III hereto (each a "CIBC Purchaser" and collectively, the "CIBC Purchasers") and the several persons named in Schedule IV hereto (each an "Additional Purchaser" and collectively, the "Additional Purchasers"). The WCAS Purchasers, the Whitney Purchasers, the CIBC Purchasers and the Additional Purchasers are sometimes referred to herein collectively as the "Purchasers."

                 WHEREAS, the Company desires to sell to the Purchasers, and the several Purchasers desire to purchase from the Company, on the terms and subject to the conditions set forth herein, an aggregate 46,136,795 shares (the "Shares") of Series C Convertible Preferred Stock, $0.001 par value ("Series C Preferred Stock"), of the Company, at a purchase price of $5.00 per share; and

                 WHEREAS, the Company has agreed, as a condition to the obligation of the Purchasers to purchase the Shares, that contemporaneously with the closing of the purchase and sale of the Shares, (i) the Company shall amend and restate its Certificate of Incorporation by filing an Amended and Restated Certificate of Incorporation of the Company in substantially the form attached hereto as Exhibit A (the "Amended and Restated Certificate of Incorporation") with the Secretary of State of the State of Delaware, (ii) the Company and its subsidiaries shall consummate the merger and related transactions (the "Nextel Transactions") contemplated by the Agreement and Plan of Merger, dated as of February 10, 1999 (the "Merger Agreement"), among the Company, Nextel Communications, Inc. ("Nextel"), Spectrasite Communications, Inc., a wholly owned subsidiary of the Company ("SCI"), and the other parties named therein and (iii) the Company, SCI and their respective subsidiaries shall enter into a Credit Agreement and related agreements and instruments as contemplated by the commitment letter (the "Commitment Letter") and related term sheet, dated as of January 15, 1999, as amended (the "Credit Documents"), providing for a credit facility of up to $710 million in favor of SCI and its affiliates, and in connection therewith, the Company shall use a portion of the proceeds from the sale of the Shares to discharge certain obligations as contemplated by the Merger Agreement;

                 NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

                                       I.

                      PURCHASE AND SALE OF PREFERRED STOCK

                 SECTION 1.01.  Issuance and Sale of the Shares to the
Purchasers.

                 (a) Subject to the terms and conditions set forth herein, on the Closing Date (as hereinafter defined) the Company shall issue, sell and deliver to the Purchasers, and each such Purchaser, acting severally and not jointly, shall purchase from the Company, the number of shares of Series C Preferred Stock set forth opposite the name of such Purchaser on Schedule I,
Schedule II, Schedule III or Schedule IV, as the case may be, under the heading "Number of Shares of Series C Preferred Stock," for a purchase price of $5.00 per share. On the Closing Date, the Company shall issue a certificate or certificates in definitive form, registered in the name of each Purchaser, representing the number of Shares purchased by such Purchaser.

                 (b) As payment in full for the shares of Series C Preferred Stock being purchased by it hereunder, and against delivery of the certificate or certificates therefor as aforesaid, on the Closing Date each Purchaser, acting severally and not jointly, shall transfer, by wire transfer of immediately available funds to an account designated by the Company, the amount set forth opposite the name of such Purchaser on Schedule I, Schedule II, Schedule III or Schedule IV, as the case may be, under the heading "Aggregate Purchase Price."

                 SECTION 1.02. Closing Date. The issuance, sale and delivery of the Shares contemplated by Section 1.01 (the "Closing") shall take place at the offices of Reboul, MacMurray, Hewitt, Maynard & Kristol, 45 Rockefeller Plaza, New York, New York, as soon as practicable after the satisfaction or waiver of each of the conditions to the obligations of the parties set forth in
Article V hereof, or at such date and time as may be mutually agreed upon among the parties hereto (such date and time of the Closing being herein called the "Closing Date").


                                      II.

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                 The Company represents and warrants to the Purchasers as follows:

                 SECTION 2.01. Organization and Qualification; Power and Authority. The Company is a corporation validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the properties, assets, financial condition, operating results or business of the Company and its subsidiaries, taken as a whole and after giving effect to the Nextel Transactions (a "Material Adverse Effect"). The Company has the corporate power and authority to execute, deliver and perform all of its obligations hereunder and under each of the Ancillary Agreements (as hereinafter defined).

                 SECTION 2.02.  Subsidiaries.

                 (a) Schedule 2.02 hereto includes a complete and accurate list of each subsidiary of the Company, indicating its jurisdiction of incorporation or organization, each jurisdiction in which such subsidiary is qualified to do business as a foreign entity, its capital or equity structure (including all authorized and outstanding shares), and the nature and level of ownership in such subsidiary by the Company, any other subsidiary of the Company or any other person.

                 (b) Each subsidiary of the Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. Each subsidiary of the Company is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect. All the outstanding shares of capital stock of the Company's subsidiaries are duly authorized, validly issued, fully paid and nonassessable and, except as set forth on Schedule 2.02, are owned by the Company or by a wholly-owned subsidiary of the Company free and clear of any liens, claims, charges, restrictions, rights of others, security interests, prior assignments or other encumbrances of any nature whatsoever (collectively, "Claims"), and there are no proxies, voting or transfer agreements or understandings outstanding with respect to any such shares.

                 (c) Except as set forth on Schedule 2.02, neither the Company nor any of its subsidiaries owns of record or beneficially, directly or indirectly, (i) any shares of outstanding capital stock or securities convertible into capital stock of any other corporation or (ii) any participating interest in any partnership, joint venture or other non-corporate business enterprise.

                 (d) For purposes of this Agreement, "subsidiary" means, with respect to any party, any corporation, partnership, limited liability company or other business entity a majority of whose outstanding equity interests entitled to vote for directors (or other persons performing substantially similar functions) is at the time owned by such party and/or one or more of its subsidiaries.

                 SECTION 2.03.  Capitalization.

                 (a) As of the date hereof, before giving effect to the transactions contemplated hereby, the authorized capital stock of the Company consists of 30,462,830 shares, consisting of 20,000,000 shares of Common Stock, $0.001 par value ("Common Stock"), and 10,462,830 shares of Preferred Stock, $0.001 par value, consisting of 3,462,830 shares of 8% Series A Cumulative Convertible Redeemable Preferred Stock ("Original Series A Preferred Stock") and 7,000,000 shares of 8% Series B Cumulative Convertible Redeemable Preferred Stock ("Original Series B Preferred Stock"). As of the date hereof, 1,161,135 shares of Common Stock, 3,462,830 shares of Original Series A Preferred Stock and 7,000,000 shares of Original Series B Preferred Stock are issued and outstanding, all of which shares were duly authorized and validly issued and are fully paid and nonassessable.

                 (b) As of the date hereof, options (the "Employee Stock Options") to purchase an aggregate 1,575,900 shares of Common Stock are outstanding under the Company's employee stock option plan (the "Company Stock Plan"). Schedule 2.03 hereto sets forth a complete and accurate list of all outstanding Employee Stock Options held by current or former employees (including a vesting schedule and the exercise price of each option grant). Except as set forth on Schedule 2.03, there are no preemptive rights, options, warrants or similar rights granted by the Company in respect of shares of capital stock of the Company or any other agreements to which the Company is a party providing for the issuance or sale by it of any securities. Except as set forth on Schedule 2.03, there are no outstanding debt securities or other instruments issued by the Company or to which the Company or any affiliate thereof or, to the Knowledge of the Company (as such phrase is defined in Section 2.23 hereof), any other person or entity is a party, which entitle the holders thereof to vote or to direct or otherwise restrict the vote of the holders of Common Stock or which are convertible into or exchangeable for voting securities of the Company.

                 (c) Except as set forth on Schedule 2.03 or as otherwise provided in this Agreement or the Stockholders' Agreement (as defined below), neither the Company nor any affiliate thereof, nor, to the Knowledge of the Company, any stockholder of the Company is a party to any voting trust, voting agreement, proxy or similar agreement with respect to shares of capital stock of the Company. Except as set forth on Schedule 2.03, there are no shares of capital stock of the Company reserved for issuance.

                 (d) Except as set forth on Schedule 2.03, neither the Company nor any of its subsidiaries has any obligation (contingent or other) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof.

                 (e) Immediately after the Closing, the authorized capital stock of the Company will consist of 155,599,625 shares, consisting of 85,000,000 shares of Common Stock, and 70,599,625 shares of Preferred Stock, $0.001 par value, consisting of 3,462,830 shares of Series A Convertible Preferred Stock ("Series A Preferred Stock"), 7,000,000 shares of Series B Convertible Preferred Stock ("Series B Preferred Stock") and 60,136,795 shares of Series C Preferred Stock. Immediately after the Closing, after giving effect to the Nextel Transactions and assuming (y) no conversion of such shares prior to the Closing Date, and (z) the purchase by Stephen H. Clark of 225,000 shares of Common Stock, 1,386,135 shares of Common Stock (plus any shares issued pursuant to the exercise of options and warrants and not including up to

6,000,000 shares of Common Stock issued in connection with the Credit Documents), 3,462,830 shares of Series A Preferred Stock, 7,000,000 shares of Series B Preferred Stock and 60,136,795 shares of Series C Preferred Stock will be issued and outstanding, all of which shares (i) will have been duly authorized and validly issued and (ii) will be fully paid and nonassessable and, in the case of the shares of Series C Preferred Stock issued hereunder, held of record by the Purchasers in the amounts set forth opposite the name of such Purchasers on Schedule I, Schedule II, Schedule III and Schedule IV hereto, as applicable, under the heading "Number of Shares of Series C
Preferred Stock."   In addition, immediately after the Closing there will be
(i) 3,462,830 shares of Common Stock reserved for issuance by the Company upon the conversion of Series A Preferred Stock, (ii) 7,000,000 shares of Common Stock reserved for issuance by the Company upon the conversion of Series B Preferred Stock, (iii) 60,136,795 shares of Common Stock reserved for issuance by the Company upon the conversion of Series C Preferred Stock (subject, in the case of clauses (i), (ii) and (iii), to adjustment pursuant to the Amended and Restated Certificate of Incorporation), and (iv) 4,100,000 shares of Common Stock reserved for issuance pursuant to the exercise of stock options issuable in accordance with the terms of the Company Stock Plan. Schedule 2.03 hereto sets forth a list of options proposed to be granted on or following the Closing, to certain executives of the Company pursuant to the Company Stock Plan, which plan will be amended prior to the Closing.

                 SECTION 2.04.  Authorization of Agreements, Etc.

                 (a) Each of (i) the execution and filing of the Amended and Restated Certificate of Incorporation in substantially the form attached hereto as Exhibit A, (ii) the execution and delivery by the Company of this Agreement, the Third Amended and Restated Stockholders' Agreement in substantially the form attached hereto as Exhibit B (the "Stockholders' Agreement") and the Second Amended and Restated Registration Rights Agreement in substantially the form attached hereto as Exhibit C (the "Registration Rights Agreement," and collectively with the Amended and Restated Certificate of Incorporation and the Stockholders Agreement, the "Ancillary Agreements"),
(iii) the performance by the Company of its obligations hereunder and under each of the Ancillary Agreements, (iv) the issuance, sale and delivery by the Company of the Shares, (v) the issuance and delivery of the shares of Common Stock of the Company issuable upon conversion of the Shares (the "Conversion Shares" and, collectively with the Shares, the "Securities"), and (vi) the performance by the Company of the transactions contemplated by the Merger Agreement have been duly authorized by all requisite corporate and stockholder action and will not (x) violate any provision of law, any order of any court or other agency of government, the Certificate of Incorporation or By-laws of the Company, or any provision of any material indenture, agreement or other instrument to which the Company or any of its properties or assets is bound;
(y) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such material indenture, agreement or other instrument; or (z) result in the creation or imposition of any Claims in favor of any third person upon any of the assets of the Company, except as contemplated by the Ancillary Agreements or the Merger Agreement.

                 (b) Except as set forth on Schedule 2.04, the issuance, sale and delivery of the Shares to the Purchasers hereunder are not subject to any preemptive rights of stockholders of the Company (or any such preemptive rights have been validly waived or exercised by all applicable parties) or to any right of first refusal or other similar right in favor of any person.

                 (c) The Conversion Shares have been duly authorized by the Company and, when issued upon conversion of the Shares in accordance with the Amended and Restated Certificate of Incorporation, will be validly issued, fully paid and nonassessable shares of Common Stock. The issuance and delivery of the Conversion Shares to the Purchasers hereunder upon conversion of the Shares are not subject to any preemptive rights of stockholders of the Company (or any such preemptive rights have been validly waived or exercised by all applicable parties) or to any right of first refusal or other similar right in favor of any person.

                 SECTION 2.05. Validity. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors' rights generally or by general principles of equity. Each of the Ancillary Agreements, when executed and delivered by the Company as provided in this Agreement, will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors' rights generally or by general principles of equity.

                 SECTION 2.06. Governmental Approvals. Subject to the accuracy of the representations and warranties of the Purchasers set forth in
Article III hereof, no registration or filing with, or consent or approval of, or other action by, any Federal, state or other governmental agency or instrumentality is or will be necessary for the valid execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements, the issuance, sale and delivery of the Shares or, upon conversion thereof, the issuance and delivery by the Company of the Conversion Shares, or the consummation by the Company of the transactions contemplated thereby or by the Merger Agreement, other than (i) compliance with the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) such filings with and approvals of the FCC and the FAA and any state office or regulatory body as may be necessary in connection with the consummation of the Nextel Transactions, (iii) as set forth on Schedule 2.06 and (iv) with respect to the Merger Agreement, those that the failure to obtain or make would not have a Material Adverse Effect.

                 SECTION 2.07.  Financial Statements, Etc.

                 (a) The Company has furnished to the Purchasers: (i) the audited consolidated balance sheet of the Company and its subsidiaries as of September 30, 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for the nine-month period then ended, certified by Ernst & Young LLP, the independent certified public accountants retained by the Company, and (ii) the unaudited consolidated balance sheet of the Company and its subsidiaries as of December 31, 1998 (the "Balance Sheet"), and the related consolidated statements of operations and cash flows for the twelve months then ended, certified by the principal financial officer of the Company. All such financial statements (including any related schedules and/or notes) have been prepared in accordance with generally accepted accounting principles in the United States ("GAAP") consistently applied and consistent with prior periods, (i) except that such interim statements are subject to year-end audit adjustments (which consist of normal recurring accruals) and do not contain certain footnote disclosures, and (ii) except as otherwise disclosed in such financial statements (including the schedules or footnotes thereto). Such balance sheets fairly present in all material respects the consolidated financial position of the Company and its subsidiaries as of their respective dates, and such statements of operations, stockholders' equity and cash flows fairly present in all material respects the consolidated results of operations of the Company and its subsidiaries for the respective periods then ended.

                 (b) Except as and to the extent (i) reflected on the Balance Sheet, (ii) incurred since September 30, 1998 in the ordinary course of business consistent with past practice or (iii) set forth on Schedule 2.07 hereto, neither the Company nor any of its subsidiaries has any liabilities or obligations of any kind or nature, whether known or unknown, secured or unsecured, absolute, accrued, contingent or otherwise, and whether due or to become due, that would be required to be reflected on a balance sheet, or the notes thereto, prepared in accordance with GAAP. Since September 30, 1998, neither the Company nor any of its subsidiaries has suffered any adverse change in its properties, assets, financial condition, operating results or business that has had, or would reasonably be expected to have, a Material Adverse Effect.

                 SECTION 2.08. Absence of Certain Changes or Events. Except as set forth on Schedule 2.08 hereto and except as otherwise expressly contemplated by this Agreement or in connection with the Nextel Transactions or the transactions contemplated by the Credit Documents, since September 30, 1998, neither the Company nor any of its subsidiaries has:

                 (i) issued any stock, bonds or other corporate securities (including stock options), other than upon the exercise of any options or warrants listed on Schedule 2.03;

                 (ii) borrowed or refinanced any amount or incurred any material liabilities (absolute or contingent), other than revolving credit facility borrowings and trade payables incurred in the ordinary course of business consistent with past practice;

                 (iii) discharged or satisfied any material Claim or incurred or paid any obligation or liability (absolute or contingent) other than liabilities shown on the Balance Sheet and liabilities incurred since the date of the Balance Sheet, the discharge, satisfaction or incurrence of which would not have, individually or in the aggregate, a Material Adverse Effect;

                 (iv) declared or made any payment or distribution to stockholders, or purchased or redeemed any shares of its capital stock or other securities (other than repurchases from former employees) in excess of $50,000;

                 (v) except in the ordinary course of business mortgaged, pledged or subjected to lien any of its assets, tangible or intangible, other than liens for current real property taxes not yet due and payable;

                 (vi) sold, assigned or transferred any of its material tangible assets, or canceled any material debts or Claim, except in the ordinary course of business consistent with past practice;

                 (vii) sold, assigned or transferred any material Intellectual Property Rights (as hereinafter defined) or other intangible assets, except in the ordinary course of business consistent with past practice;

                 (viii) waived any rights of substantial value, other than in the ordinary course of business consistent with past practice;

                 (ix) other than in the ordinary course of business consistent with past practice or as required by the terms of any written agreements disclosed to the Purchaser, made any material increase in the compensation (including, without limitation, the rate of commissions) payable to, or any payment of a material cash bonus to, any director, officer, employee of, or consultant or agent to, the Company or any of its subsidiaries or any other material change in the terms or conditions of any employment relationship;

                 (x) announced any plan or legally binding commitment to create any employee benefit plan, program or arrangement or to amend or modify in any material respect any existing employee benefit plan, program or arrangement;

                 (xi) eliminated the vesting conditions or otherwise accelerated the payment of any compensation, including any stock options;

                 (xii) (A) utilized accounting principles different from those used in the preparation of the financial statements referred to in Section 2.07, (B) changed in any manner its method of maintaining its books of account and records from such methods as in effect on September 30, 1998 or (C) accelerated the booking of revenues or deferred the booking of expenses, except in any such case to the extent required by GAAP; or

                 (xiii) except in connection with this Agreement, the Merger Agreement and the Credit Documents and the transactions contemplated hereby and thereby, entered into any agreement, letter of intent or similar undertaking to take any of the actions listed in clauses (i) through (xii) above.

                 SECTION 2.09.  Actions Pending.  Except as set forth on
Schedule 2.09 hereto, there is no action, suit, investigation or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its subsidiaries, or any of their respective properties or rights, before any court or by or before any governmental body or arbitration board or tribunal that, if resolved adversely to the Company or any such subsidiary, would reasonably be expected to have a Material Adverse Effect or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the consummation of the transactions contemplated hereby or by the Merger Agreement or any of the Ancillary Agreements.

                 SECTION 2.10.  Intellectual Property Rights.

                 (a) Except as set forth on Schedule 2.10 hereto, the Company and its subsidiaries own, free and clear of all Claims, and have the right to use, sell, license or dispose of, or otherwise have sufficient rights to use, such material patents, copyrights, trademarks, service marks, and applications and registrations therefor, and trade names, trade secrets, customer lists, proprietary technology processes and formulae, source code, object code, data bases, know-how, inventions, other confidential and proprietary information, and other intellectual property rights as are necessary to permit the Company and its subsidiaries to carry on their business as currently conducted, except for failures to own free and clear or have the exclusive rights to use or otherwise have sufficient rights to use as would not have, individually or in the aggregate, a Material Adverse Effect (collectively, the "Intellectual Property Rights"). Schedule 2.10 sets forth all registered patents, copyrights, trademarks and service marks of the Company and its subsidiaries included in the Intellectual Property Rights, all of which are in full force and effect, except as set forth on Schedule 2.10 or except where the failure to be in full force or effect would not have a Material Adverse Effect. Except as set forth on Schedule 2.10, neither the Company nor any of its subsidiaries (i) has licensed or granted to anyone rights of any nature to use any Intellectual Property Rights that would limit the exercise of such Intellectual Property Rights by the Company or any of its subsidiaries in competition with such licensee or grantee if such licensee or grantee were to use such Intellectual Property Rights in direct or potential competition with the Company or any of its subsidiaries or that would limit the Company or any of its subsidiaries from using, selling, licensing or disposing of the Intellectual Property Rights in any market or geographic region and (ii) is obligated to pay royalties, fees, Taxes (as defined herein) or other payments to anyone for use of any of the Intellectual Property Rights exceeding $1,000,000 on an annualized basis. To the Knowledge of the Company, there exists no infringement by any third party of any of the Intellectual Property Rights that would have a Material Adverse Effect and there is no pending or, to the Knowledge of the Company, threatened claim or litigation against the Company or any of its subsidiaries contesting its use of any of the Intellectual Property Rights, asserting the misuse of any of the Intellectual Property Rights, or asserting the violation of any rights of a third party, nor, to the Knowledge of the Company, is there any reasonable basis for any such claim, where, in any such case, such infringement, claim or litigation would have a Material Adverse Effect.

                 (b) All copyrightable works, inventions and know-how conceived by employees or independent contractors of the Company or any of its subsidiaries within the scope of their employment or retention, as the case may be, and related to the business of the Company or any of its subsidiaries were and are "works for hire," or, if they were or are not, then all right, title, and interest therein were transferred and assigned to, or vested in, the Company or one of its subsidiaries, except where the failure to be "works for hire" or to have been so transferred, assigned or vested would not have a Material Adverse Effect.

                 SECTION 2.11. Labor Matters. Except as set forth on Schedule 2.11, neither the Company nor any of its subsidiaries is a party to any collective bargaining or union agreement, and no such agreement is applicable to any employees of the Company or any of its subsidiaries. There are no pending material controversies, labor union grievances or unfair labor practice or labor arbitration proceedings between the Company or any of its subsidiaries and any of its employees or groups of employees. To the Knowledge of the Company, there are no labor unions or other organizations representing or purporting to represent any employees of the Company or any of its subsidiaries and there are not any organizational efforts currently being made or threatened involving any of such employees. The Company and its subsidiaries are in compliance with all laws and regulations or other legal or contractual requirements regarding the terms and conditions of employment of employees, former employees or prospective employees or other labor related matters, including, without limitation, laws, rules, regulations, orders, rulings, conciliation agreements, decrees, judgments and awards relating to wages, hours, the payment of social security and similar taxes, equal employment opportunity, employment discrimination, fair labor standards, occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees, except for any of the foregoing that would not have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its subsidiaries is liable to any material extent for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

                 SECTION 2.12.  Taxes.

                 (a) Except as set forth on Schedule 2.12 hereto, the Company and each of its subsidiaries have duly and timely filed or caused to be filed (or, in the case of the most recently ended taxable year with respect to each applicable Tax, requests for an extension have been filed for) all federal, state and material local and foreign Tax returns, reports, estimates and information and other statements and returns (collectively, "Tax Returns") required to be filed by or on behalf of the Company or any such subsidiary pursuant to any applicable Federal, state, local or foreign tax laws for all years and periods for which such Tax Returns have become due. All such Tax Returns (including all informational Tax Returns) were correct in all material respects as filed and correctly reflect, in all material respects, any Tax or Taxes required to be paid or collected by the Company or any of its subsidiaries, and all amounts shown as owing on such Tax Returns have been paid. The Company has delivered or made available to the Purchasers true, correct and complete copies of all Tax Returns described above with respect to the Company's fiscal year ended December 31, 1997.

                 (b) For purposes of this Agreement, "Tax" (and with correlative meaning, "Taxes" and "Taxing") shall mean (A) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by the Company or any of its affiliates, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit taxes, custom duties or other taxes, governmental fees or other like assessments or charges of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such taxes (domestic or foreign); (B) liability of the Company or any of its subsidiaries for the payment of any amounts of the type described in (A) as a result of being a member of any affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability of the Company or any of its subsidiaries for payments of such amounts was determined or taken into account with reference to the liability of any other person for any period (or portion thereof) ending on or before the Closing Date; and (C) liability of the Company or any of its subsidiaries with respect to the payment of any amounts described in (A) as a result of any express or implied obligation to indemnify any other person.

                 (c) The Company and each of its subsidiaries have established, consistent with past practice and in accordance with GAAP, an adequate reserve on the Balance Sheet for the payment of all material unpaid Taxes of the Company and its subsidiaries with respect to any taxable period (or portion thereof) ending on or before the date of such Balance Sheet (or otherwise relating or attributable to periods up to and including such date). The consolidated balance sheet of the Company and its subsidiaries as of December 31, 1998 referred to in Section 2.07 hereof reflects deferred tax provisions to the extent required by GAAP.

                 (d) Except as set forth on Schedule 2.12 and with such other exceptions as would not, individually or in the aggregate, have a Material Adverse Effect, (A) none of the Company or any of its subsidiaries is delinquent in the payment of any Taxes; (B) no extensions of time have been granted to the Company or any of its subsidiaries to file any Tax Return required by applicable law to be filed by or on behalf of the Company or any of its subsidiaries prior to or on the Closing Date, which have expired, or will expire, on or before the Closing Date without such Tax Return having been filed; (C) no deficiency or adjustment for any Taxes has been proposed, asserted or assessed against the Company or any of its subsidiaries and no Federal, state, local or foreign audits or other administrative proceedings or court proceedings are pending with regard to any such Taxes; and (D) no waiver or consent extending any statute of limitations for the assessment or collection of any Taxes, which waiver or consent remains in effect, has been executed by or on behalf of the Company or any of its subsidiaries, nor are any requests for such waivers or consents pending.

                 (e) Neither the Company nor any of its subsidiaries has made any payment(s), is obligated to make any payment(s) or is a party to any agreement that could obligate it to make any payment(s) that would constitute compensation in excess of the limitation on deductibility set forth in Section 162(m) of the Code.

                 (f) The Company and its subsidiaries have withheld (and timely paid to the appropriate Taxing authority) proper and accurate amounts for all periods through the date hereof in compliance, in all material respects, with all Tax withholding provisions of applicable federal, state, local and foreign laws (including, without limitation, social security and employment tax withholding for all types of compensation, and withholding Tax on dividends, interest, royalties and similar income earned by nonresident aliens and foreign corporations and withholding of Tax on disposition of United States real property interests).

                 SECTION 2.13.  Compliance with Law.  Except as disclosed on
Schedule 2.13 hereto, neither the Company nor any of its subsidiaries is in default under any order of any court, governmental authority or arbitration board or tribunal or under any laws, ordinances, governmental rules or regulations to which the Company or any of such subsidiaries is subject, except for such defaults that would not have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its subsidiaries has failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business, except where the failure to obtain such license, permit, franchise or other governmental authorization would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 2.13, neither the Company nor any of its subsidiaries will be required, as a result of the consummation of the Nextel Transactions, to obtain or renew any licenses, permits, franchises or other governmental authorizations necessary to the ownership of the properties of the Company or any of its subsidiaries or to the conduct of their business after the Closing Date, other than where the failure to obtain or renew any such license, permit, franchise or other government authorization would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

                 SECTION 2.14.  Employee Benefit Plans.

                 (a) Schedule 2.14 hereto sets forth a complete and accurate list of each plan, program, arrangement or agreement that is an employment, consulting or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, stock option, stock purchase, severance pay, life, health, disability or accident insurance plan, or vacation or other employee benefit plan, program, arrangement or agreement covering current or former employees of the Company or any of its subsidiaries (collectively, "Plans"), including, without limitation, each employee benefit plan (as defined under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")).

                 (b) The Company and each of its subsidiaries have complied, and currently are in compliance, in all material respects with all laws and regulations applicable to the Plans, including, without limitation, ERISA and the Code.

                 (c) Neither the Company nor any of its subsidiaries has, within the last six years, maintained, adopted or established, contributed to or been required to contribute to, or otherwise participated in or been required to participate in, any employee benefit plan or other program or arrangement subject to Title IV of ERISA (including, without limitation, a "multi-employer plan" (as defined in Section 3(37) of ERISA), a multiple employer plan (as defined in

Section 210 of ERISA) and a defined benefit plan (as defined in Section 3(35) of ERISA), and neither the Company nor any of its subsidiaries has incurred or will incur any material liability as a result of its maintenance, adoption or establishment of, contribution to, other participation in, or its being required to contribute to or otherwise participate in, any such plan, program or arrangement at any time prior to the Closing Date.

                 (d) Except as set forth on Schedule 2.14, neither the Company nor any of its subsidiaries provides or may be required to provide and no Plan, other than a Plan that is an employee pension benefit plan (within the meaning of Section 3(2)(A) of ERISA), provides or may be required to provide benefits, including, without limitation, death, health or medical benefits (whether or not insured), with respect to current or former employees of the Company or any of its subsidiaries beyond their retirement or other termination of service with the Company or its subsidiaries (other than (A) coverage mandated by applicable law, (B) deferred compensation benefits accrued as liabilities on the books of the Company or its subsidiaries, or (C) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary)). No Plan entitles any employee or former employee of the Company or any of its subsidiaries to receive medical benefits that cannot be modified or terminated by the Company or such subsidiaries at any time without the consent of any person (except as provided by generally applicable legislation).

                 (e) Except as set forth on Schedule 2.14, neither the transactions contemplated hereby nor by the Merger Agreement will result in (i) any portion of any amount paid or payable by the Company to a "disqualified individual" (within the meaning of Section 280G(c) of the Code and the regulations promulgated thereunder), whether paid or payable in cash, securities of the Company or otherwise and whether considered alone or in conjunction with any other amount paid or payable to such a "disqualified individual", being an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code and the regulations promulgated thereunder, (ii) any employee of the Company or any of its subsidiaries being entitled to severance pay, unemployment compensation, or any other payment, (iii) an acceleration of the time of payment or vesting, or an increase in the amount, of compensation due to any such employee or former employee or (iv) any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

                 (f) Neither the Company nor any of its subsidiaries has incurred or expects to incur any liability with respect to any Plan under ERISA (including, without limitation, Title I or Title IV thereof, other than liability for premiums due to the Pension Benefit Guaranty Corporation), the Code or other applicable law, that has not been satisfied in full or been accrued on the Company's most recent audited financial statements pending full satisfaction, and no event has occurred, and there exists no condition or set of circumstances, that would result in the imposition of any material liability under ERISA, the Code or other applicable law with respect to any Plan.

                 SECTION 2.15. Environmental Matters. The Company and its subsidiaries have complied with all applicable Federal, state, local or foreign statutes, ordinances, orders, judgments, rulings or regulations relating to environmental pollution or to environmental regulation or control, except where any such failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company or any of its subsidiaries, nor any of their respective officers, employees, representatives or agents, nor, to the Knowledge of the Company, any other person, has treated, stored, processed, discharged, spilled, or otherwise disposed of any substance defined as hazardous or toxic by any applicable Federal, state, local or foreign law, rule, regulation, order or directive, or any waste or by-product thereof, at any real property or any other facility owned, leased or used by the Company or any of its subsidiaries, in violation of any applicable statutes, regulations, ordinances or directives of any governmental authority or court, except for any such violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company, no employee or other person has ever made a claim or demand against the Company or any of its subsidiaries based on alleged damage to health caused by any such hazardous or toxic substance or by any waste or by-product thereof, except for any such claims or demands that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 2.15 hereto, neither the Company nor any of its subsidiaries has been charged by any governmental authority with improperly using, handling, storing, discharging or disposing of any such hazardous or toxic substance or waste or by-product thereof or with causing or permitting any pollution of any body of water, except for any such instances that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                 SECTION 2.16.  Contracts.

                 (a) The Company has made available to the Purchasers complete and accurate copies of all outstanding contracts, intellectual property licenses, leases, agreements and arrangements material to the Company and its subsidiaries, taken as a whole ("Material Contracts"). Except as set forth on Schedule 2.16 hereto, to the Knowledge of the Company, all of such Material Contracts are valid, binding and enforceable in accordance with their terms (assuming the other parties thereto are bound) and are in full force and effect, except where any such invalidity or failure to be binding, enforceable or in full force and effect would not have, individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 2.16, the Company is not and, to the Knowledge of the Company, no other party to any such Material Contract is in material default thereunder, and no event has occurred which, with or without the lapse of time or the giving of notice or both, would constitute a material default thereunder, except for defaults as would not have, individually, or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 2.16, since September 30, 1998 neither the Company nor any of its subsidiaries has had any Material Contracts terminated prior to the expiration date thereof or has been notified in writing by any third party of its intention to terminate a Material Contract prior to the expiration date thereof (and, to the Knowledge of the Company, no third party has notified the Company or any of its subsidiaries in writing that it would, in the event of the consummation of the transactions contemplated hereby or by the Merger Agreement, terminate such Material Contract).

                 (b) Except as set forth on Schedule 2.16 and except for contracts that may be canceled by the Company or any of its subsidiaries within 30 days without any material penalty, there are no contracts to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound which: (i) contain change of control provisions granting to another party or other parties thereto the right to terminate such agreements or take other action adverse to the Company or such subsidiary upon or following a change of control, which termination or adverse action would have, individually or in the aggregate, a Material Adverse Effect; (ii) grant to any third party a right of first refusal or any other similar right to acquire any subsidiary or division of the Company or any material segment of its business or assets; or (iii) purport to limit the Company from providing any service in any jurisdiction, whether under the Company name or otherwise, or grant any exclusive geographic, segment or rights to any third party, except where the existence of which would not have, either individually or in the aggregate, a Material Adverse Effect.

                 SECTION 2.17. Offering of the Securities. Neither the Company nor any person authorized or employed by the Company as agent, broker, dealer or otherwise in connection with the offering or sale of the Shares or any similar securities of the Company has offered any such securities for sale to, or solicited any offers to buy any such securities from, or otherwise approached or negotiated with respect thereto with, any person or persons under circumstances that involved the use of any form of general advertising or solicitation as such terms are defined in Regulation D of the Securities Act; and, assuming the accuracy of the representations and warranties of the Purchasers set forth in Article III hereof, neither the Company nor any person acting on the Company's behalf has taken or will take any action (including, without limitation, any offer, issuance or sale of any securities of the Company under circumstances that might require the integration of such transactions with the sale of the Shares under the Securities Act or the rules and regulations of the SEC thereunder) that would subject the offering, issuance or sale of the Shares to the Purchasers to the registration provisions of the Securities Act.

                 SECTION 2.18. Related Party Transactions. Except as set forth on Schedule 2.18 hereto or except as contemplated hereby or by the Merger Agreement, there are no existing material arrangements or proposed material transactions between the Company or any of its subsidiaries and (i) any officer, director or stockholder of the Company or any member of the immediate family of any of the foregoing persons (such officers, directors and family members being hereinafter individually referred to as a "Related Party") or
(ii) any business (corporate or otherwise) which a Related Party owns, directly or indirectly, or in which a Related Party has an ownership interest.

                 SECTION 2.19. Accuracy of Representations and Warranties in the Merger Agreement. The representations and warranties of the Company, SCI and SHI Merger Sub (as defined in the Merger Agreement) contained in Article 7 of the Merger Agreement are true and correct in all material respects as of the date hereof and will be true and correct in all material respects as of the Closing Date.

                 SECTION 2.20. Brokers. Except as set forth on Schedule 2.20, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the Company directly with the Purchasers without the intervention of any other person on behalf of the Company in such manner as to give rise to any valid claim by any other person against the Purchasers for a finder's fee, brokerage commission or similar payment.

                 SECTION 2.21. Condition of Assets. The tangible personal property, real property, fixtures and equipment used by the Company and its subsidiaries in the conduct of their business are in good operating condition (reasonable wear and tear excepted) and are suitable for the purposes for which they are currently being used, with such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect.

                 SECTION 2.22.  Title to Properties.  Except as set forth on
Schedule 2.22, the Company and/or each of its Subsidiaries has good record title in fee simple to, or holds interests as lessee under leases in full force and effect in, all real property, real property fixtures and towers reflected on the financial statements referred to in Section 2.07 or used in connection with its business.

                 SECTION 2.23. Knowledge of the Company. For purposes of this Agreement, "Knowledge of the Company" shall mean the actual knowledge of the persons listed on Schedule 2.23 hereto, after reasonable inquiry of the persons that report to such persons.


                                      III.

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

                 Each Purchaser, severally and not jointly, represents and warrants to the Company as follows:

                 SECTION 3.01. Authorization. The execution, delivery and performance by such Purchaser of this Agreement and each of the Ancillary Agreements to which such Purchaser is a party, and the purchase and receipt by such Purchaser of the Shares being acquired by it hereunder, have been duly authorized by all requisite action on the part of such Purchaser, and will not
(x) violate any provision of law, any order of any court or other agency of government, the charter or other governing documents of such Purchaser, or any provision of any indenture, agreement or other instrument by which such Purchaser or any of such Purchaser's properties or assets are bound; (y) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument; or (z) result in any Claim upon any of the properties or assets of such Purchaser.

                 SECTION 3.02. Validity. This Agreement has been duly executed and delivered by such Purchaser and constitutes the legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms. Each of the Ancillary Agreements to which such Purchaser is a party, when executed and delivered in accordance with this Agreement, will constitute the legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms.

                 SECTION 3.03.  Investment Representations.

                 (a) Such Purchaser is acquiring the Shares being purchased by such Purchaser hereunder for such Purchaser's own account, for investment, and not with a view toward the resale or distribution thereof.

                 (b) Such Purchaser understands that such Purchaser must bear the economic risk of such Purchaser's investment for an indefinite period of time because the Securities are not registered under the Securities Act of 1933, as amended (the "Securities Act"), or any applicable state securities laws, and may not be resold unless subsequently registered under the Securities Act and such other laws or unless an exemption from such registration is available. Such Purchaser also understands that, except as provided in the Registration Rights Agreement, it is not contemplated that any registration will be made under the Securities Act or that the Company will take steps which will make the provisions of Rule 144 under the Securities Act available to permit resale of the Securities. Such Purchaser understands and agrees that, subject to the terms and conditions contained in the Registration Rights Agreement, it may only pledge, transfer, convey or otherwise dispose of any of the Securities in compliance with the Securities Act and applicable state securities laws, as then in effect.

                 (c) Such Purchaser is able to fend for himself, herself or itself, as the case may be, in the transactions contemplated by this Agreement and such Purchaser has the ability to bear the economic risks of the investment in the Shares being purchased hereunder and, upon conversion thereof, the Conversion Shares, for an indefinite period of time. Such Purchaser further acknowledges that such Purchaser has had the opportunity to ask questions of, and receive answers from, officers of the Company with respect to the business and financial condition of the Company and the terms and conditions of the offering of the Shares and to obtain additional information necessary to verify such information or can acquire it without unreasonable effort or expense.

                 (d) Such Purchaser has such knowledge and experience in financial and business matters that such Purchaser is capable of evaluating the merits and risks of its investment in the Shares. Such Purchaser further represents that such Purchaser is an "accredited investor" as such term is defined in Rule 501 of Regulation D under the Securities Act with respect to its purchase of the Shares, and that any such Purchaser that is a limited partnership has not been formed solely for the purpose of purchasing the Shares.

                 (e) If such Purchaser is a limited partnership, such Purchaser represents that it has been organized and is existing as a limited partnership under the laws of the State of Delaware.

                 SECTION 3.04. Governmental Approvals. Except for any required filings under the HSR Act or pursuant to Federal or state banking laws, no registration or filing with, or consent or approval of, or other action by, any Federal, state or other governmental agency or instrumentality is or will be necessary by the Purchasers for the valid execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which such Purchaser is a party.

                 SECTION 3.05. Brokers. Except as set forth on Schedule 3.05 hereto, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by such Purchaser directly with the Company, without the intervention of any other person on behalf of such Purchaser in such manner as to give rise to any valid claim by any other person against the Company or the other Purchasers for a finder's fee, brokerage commission or similar payment.

                 SECTION 3.06.  Actions Pending.  Except as set forth on
Schedule 3.06 hereto, there is no action, suit, investigation or proceeding pending or, to the knowledge of such Purchaser, threatened against such Purchaser that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the consummation of the transactions contemplated hereby or by the Merger Agreement or any of the Ancillary Agreements or that could reasonably be expected to have a material adverse effect on such Purchaser's ability to perform its obligations hereunder.


                                      IV.

                                   COVENANTS

                 SECTION 4.01.  Conduct of the Company's Business.

                 (a) During the period from the date of this Agreement to the Closing Date, the Company will, and will cause SCI and the Company's other subsidiaries to, conduct their respective businesses and operations according to the ordinary course of their businesses consistent with past practice and the Company will, and will cause SCI and the Company's other subsidiaries to, use their reasonable best efforts (A) to preserve their relationships with business partners, suppliers, employees and customers and (B) to maintain the contracts, agreements, commitments or understandings with customers that are material to their businesses in full force and effect in accordance with their terms up to and following the Closing Date. Without limiting the generality of the foregoing, except as otherwise contemplated by this Agreement, the Merger Agreement or the Credit Documents or as required by law, prior to the Closing Date, without the prior written consent of a majority in interest of the Purchasers (determined on the basis of amounts to be invested in the Company pursuant to this Agreement), the Company will not (and will not permit SCI or any other subsidiary of the Company to) do any of the things listed in clauses
(i) through (xiii) of Section 2.08 above.

                 (b) Between the date of this Agreement and the Closing Date, the Company will afford the representatives of the Purchasers reasonable access upon reasonable notice during normal business hours to the offices, facilities, books and records of the Company and its subsidiaries and the opportunity to discuss the affairs of the Company and its subsidiaries with officers and employees of the Company and its subsidiaries familiar therewith. Such activities shall be performed, so far as is reasonably possible, in such a manner as to avoid disruption of normal operations.

                 SECTION 4.02. Financial Statements, Reports, Etc. Except as set forth below, so long as the Purchasers hold in the aggregate not less than 25% of the Shares originally issued pursuant to this Agreement (treating each Purchaser holding Conversion Shares as holding the number of Shares from which such Conversion Shares have been converted), the Company shall furnish to each Purchaser holding not less than 1,000,000 Shares (determined as described in the preceding parenthetical):

                 (a) within 90 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its subsidiaries as of the end of such fiscal year and the related consolidated statements of income, changes in stockholders' equity and cash flows of the Company and its subsidiaries for the fiscal year then ended, together with supporting notes thereto, prepared in accordance with generally accepted accounting principles and accompanied by a report, without qualification as to scope of audit, by a firm of independent public accountants of recognized national standing selected by the Company and reasonably acceptable to the Purchasers;

                 (b) commencing with the month ending March 31, 1999, within 20 days after the end of each month in each fiscal year, a consolidated balance sheet of the Company and its subsidiaries and the related consolidated statement of income, unaudited but certified by the principal financial officer of the Company, such balance sheets to be as of the end of such month and such statements of income to be for such month and for the period from the beginning of the fiscal year to the end of such month, in each case subject to normal year-end adjustments and a qualitative discussion of material events affecting the Company;

                 (c) within 20 days prior to the beginning of each fiscal year of the Company (and with respect to any revision thereof, promptly after such revision has been prepared), an operating budget for the Company and its subsidiaries to the extent approved by the Board of Directors of the Company, including projected monthly income statements, cash flow statements during such fiscal year and a projected consolidated balance sheet as of the end of such fiscal year, and each monthly financial statement furnished pursuant to (b) above shall reflect variances from such operating budget, as the same may from time to time be revised;

                 (d) promptly upon filing, copies of all registration statements, prospectuses, periodic reports and other documents filed by the Company or any of its subsidiaries with the Securities and Exchange Commission;

                 (e) prompt notice of (x) any event of default under any agreement with respect to material indebtedness for borrowed money or a material purchase money obligation, and any event which, upon notice or lapse of time or both, would constitute such an event of default which would in any such case permit the holder of such indebtedness or obligation to accelerate the maturity thereof, and (y) any action, suit or proceeding at law or in equity or by or before any governmental instrumentality or agency which, if adversely determined, would have a Material Adverse Effect; and

                 (f) promptly, from time to time, such other information regarding the operations, business, affairs and financial condition or prospects of the Company or any subsidiary as the Purchasers may reasonably request.

The provisions of paragraphs (a) through (f) of this Section 4.02 shall terminate and be of no further force or effect at such time as the Company shall have completed a firm commitment underwritten public offering of its Common Stock.

                 SECTION 4.03. Use of Proceeds. The proceeds arising from the sale of the Shares shall be used to provide financing to SCI in connection with the consummation of the transactions contemplated by the Merger Agreement.

                 SECTION 4.04. Further Assurances. Subject to the terms and conditions herein provided, (i) each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and the Ancillary Agreements, and (ii) the Company agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Merger Agreement and the Credit Documents, in each case including, without limitation, using all reasonable efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings.

                                       V.

                              CONDITIONS PRECEDENT

                 SECTION 5.01. Conditions Precedent to the Obligations of the Purchasers. The obligations of the Purchasers hereunder are, at their option, subject to the satisfaction, on or before the Closing Date, of the following conditions:

                 (a) Representations and Warranties to be True and Correct. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of such date, except to the extent any such representation or warranty is expressly stated as of a specified earlier date or dates, in which case such representation or warranty shall be true and correct in all material respects as of such earlier specified date or dates and except for changes resulting from actions permitted under this Agreement prior to Closing and changes resulting from the consummation of the transactions contemplated by this Agreement and the Nextel Transactions, and the Company shall have so certified to the Purchasers in writing.

                 (b) Performance. The Company shall have performed and complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or on the Closing Date, and the Company shall have so certified to the Purchasers in writing.

                 (c) All Proceedings to be Satisfactory. All corporate and other proceedings to be taken by the Company and all waivers and consents to be obtained by the Company in connection with the transactions contemplated hereby shall have been taken or obtained by the Company and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchasers and their counsel, except with respect to any waiver or consent required to be obtained pursuant to the Merger Agreement, where the failure to obtain such waiver or consent would not have a Material Adverse Effect.

                 (d) Supporting Documents. On or prior to the Closing Date the Purchasers and their counsel shall have received copies of the following supporting documents:

                 (i) copies of (1) the Amended and Restated Certificate of Incorporation of the Company, including all amendments thereto, certified as of a recent date by the Secretary of State of the State of Delaware and (2) a certificate of said Secretary, dated as of a recent date, as to the due incorporation and good standing of the Company, and listing all documents relating to the Company on file with said official; and

                 (ii) a certificate of the Secretary or an Assistant Secretary of the Company, dated the Closing Date and certifying (1) that attached thereto is a true and complete copy of the By-laws of the Company as in effect on the date of such certification and at all times since May 12, 1997; (2) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements, the issuance, sale and delivery of the Shares and the reservation, issuance and delivery of the Conversion Shares and the performance of the transactions contemplated by the Merger Agreement, and that all such resolutions are still in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement;
         (3) that the Amended and Restated Certificate of Incorporation of the Company has been duly filed with the

         Secretary of State of the State of Delaware and is in full force and effect; and (4) as to the incumbency and specimen signature of each officer of the Company executing this Agreement, the Ancillary Agreements, the stock certificates representing the Shares and any certificate or instrument furnished pursuant hereto, and a certification by another officer of the Company as to the incumbency and signature of the officer signing the certificate referred to in this paragraph (ii).

All such documents shall be reasonably satisfactory in form and substance to the Purchasers and their counsel.

                 (e) Opinion of Counsel. The Purchasers shall have received from counsel for the Company an opinion dated the Closing Date, substantially in the form of Exhibit D attached hereto.

                 (f) Consents. The Company and each other party to the Merger Agreement shall have obtained all consents and shall have made all filings required to be obtained or made by such party pursuant to Sections 5.1(a), (c), (e), (f) and (i) of the Merger Agreement, in particular, the Company shall have obtained the consent from the holders of notes issued by the Company pursuant to the Indenture, dated as of June 6, 1998, between the Company and United States Trust Company of New York as trustee, including a waiver of the change of control put contained in such Indenture with respect to the transactions contemplated hereby, or, in the alternative, that the Company shall have obtained a financing commitment reasonably satisfactory to the Purchasers covering the ability of the Company to pay for any notes put to the Company as a result of the transactions contemplated hereby. Without limiting the generality of the foregoing, all applicable waiting periods under the HSR Act with respect to the transactions contemplated hereby and by the Merger Agreement shall have expired or been terminated.

                 (g) Legal Proceedings. No preliminary or permanent injunction or other order, decree or ruling issued by any court of competent jurisdiction nor any statute, rule, regulation or order entered, promulgated or enacted by any governmental, regulatory or administrative agency or authority, or national securities exchange shall be in effect that would prevent the consummation of the transactions contemplated by this Agreement, the Merger Agreement or the Credit Documents.

                 (h) Ancillary Agreements. Each of the Ancillary Agreements shall have been executed and delivered by each party thereto, and the same shall be in full force and effect. The Amended and Restated Certificate of Incorporation shall have been duly adopted by the Company by all necessary action of its Board of Directors and stockholders, shall have been duly filed with the Secretary of State of the State of Delaware and shall have become legally effective.

                 (i) Merger Agreement and Credit Documents. The merger and all other transactions contemplated by the Merger Agreement to be consummated simultaneously with the Closing hereunder shall have been consummated substantially in accordance with the terms thereof and the Company, SCI and their respective subsidiaries shall have consummated the transactions contemplated by the Credit Documents substantially in accordance with the terms thereof, in each case without waiving any material condition precedent to such merger or other transactions set forth in the Merger Agreement or the Credit Documents.

                 (j) Option Waiver. The Company shall have obtained the waiver of holders of 85% of the options outstanding under the Company Stock Plan so that the consummation of the transactions contemplated herein does not constitute a "change of control" under the Employee Stock Options.

                 (k) The Company and each of Stephen H. Clark, David P. Tomick and Richard Byrne shall have executed and delivered employment agreements substantially in accordance with the term sheet attached as Exhibit E hereto.

                 SECTION 5.02. Conditions Precedent to the Obligations of the Company. The obligations of the Company hereunder are, at its option, subject to the satisfaction, on or before the Closing Date, of the following conditions:

                 (a) Representations and Warranties to be True and Correct. The representations and warranties of the Purchasers contained in this Agreement shall be true and correct in all material respects on the Closing Date, with the same effect as though such representations and warranties had been made on and as of such date.

                 (b) Performance. The Purchasers shall have performed and complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by them prior to or on the Closing Date.

                 (c) All Proceedings to Be Satisfactory. All proceedings to be taken by the Purchasers and all waivers and consents to be obtained by the Purchasers in connection with the transactions contemplated hereby shall have been taken or obtained by the Purchasers and all documents incident thereto shall be satisfactory in form and substance to the Company and its counsel.

                 (d) Consents. All applicable waiting periods under the HSR Act with respect to the transactions contemplated hereby and by the Merger Agreement shall have expired or been terminated.

                 (e)      Legal Proceedings.   No preliminary or permanent
injunction or other order, decree or ruling issued by any court of competent jurisdiction nor any statute, rule, regulation or order entered, promulgated or enacted by any governmental, regulatory or administrative agency or authority, or national securities exchange shall be in effect that would prevent the consummation of the transactions contemplated by this Agreement, the Merger Agreement or the Credit Documents.

                 (f) Ancillary Agreements. Each of the Ancillary Agreements shall have been executed and delivered by each party thereto, and the same shall be in full force and effect.

                 (g) Merger Agreement and Credit Documents. The Nextel Transactions shall have been consummated substantially in accordance with the terms thereof and the Company, SCI and their respective subsidiaries shall have consummated the transactions contemplated by the Credit Documents substantially in accordance with the terms thereof.


                                      VI.

                                  TERMINATION

                 SECTION 6.01. Termination by the Parties. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

                 (a) by mutual consent of a majority in interest of the WCAS Purchasers, the Whitney Purchasers and the CIBC Purchasers and the Company; or

                 (b) by the Company or by a majority in interest of the WCAS Purchasers, if the transactions contemplated hereby have not been consummated within one year of the date hereof, unless the failure to consummate such transactions results from a breach of any covenant of the party seeking to terminate this Agreement; provided that the Whitney Purchasers and the CIBC Purchasers may terminate their respective obligations pursuant to this Agreement if the Closing does not occur on or before June 30, 1999 (unless the failure to consummate such transaction results from a breach of any covenant by the party seeking to terminate its obligation), in which case the WCAS Purchasers (assuming the Agreement has not otherwise been terminated) shall assume, subject to the terms and conditions hereof, the obligation to purchase any Shares not to be purchased by the Whitney Purchasers and/or the CIBC Purchasers; or

                 (c) by (i) the Company or (ii) by a majority in interest of the WCAS Purchasers, if the Merger Agreement is terminated pursuant to Article 9 thereof; provided that the Whitney Purchasers and the CIBC Purchasers may terminate their respective obligations pursuant to this Agreement if the Merger Agreement is terminated pursuant to
         Article 9 thereof, in which case the WCAS Purchasers (assuming the Agreement has not otherwise been terminated) shall assume, subject to the terms and conditions hereof, the obligation to purchase any Shares not to be purchased by the Whitney Purchasers and/or the CIBC Purchasers.

                 SECTION 6.02. Effect of Termination. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to this Article VI, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to any other party hereto, except as provided in Section 7.01 hereof, and except that nothing shall relieve any party from liability for any breach of any covenant of this Agreement.


                                      VII.

                                 MISCELLANEOUS

                 SECTION 7.01.  Expenses, Etc.

                 (a) In the event that the transactions contemplated hereby are consummated, the Company shall reimburse the WCAS Purchasers or pay on their behalf all reasonable fees and expenses incurred by them in connection with the negotiation and preparation of this Agreement and the related documents and agreements (including subsequent amendments and waivers relating hereto or to the Ancillary Agreements) contemplated hereby, including (without limitation) reasonable fees and expenses of Reboul, MacMurray, Hewitt, Maynard & Kristol, accountants and consultants, filing fees payable pursuant to the HSR Act (which filing fees shall be advanced by the Company whether or not the transactions contemplated hereby are consummated) and stamp, stock issuance and other similar taxes payable in respect of the issuance of the Securities.

                 (b) The Company covenants and agrees that, in the event that any WCAS Purchaser is required to make a filing under the HSR Act in connection with any transaction to which the Company is a party (other than in connection with the issuance of the Securities), the Company will pay the reasonable fees and expenses of such WCAS Purchaser's counsel in preparing such filing, together with all filing fees.

                 (c) On the Closing Date, the Company shall pay transaction fees of $3,975,000 to WCA Management Corporation, $675,000 to J.H. Whitney & Co. and $1,125,000 to CIBC Oppenheimer Corp. by wire transfer of immediately available funds to the account designated by such entities.

                 SECTION 7.02. Survival of Agreements. All covenants, agreements, representations and warranties made herein shall survive the Closing, notwithstanding any investigation made at any time by or on behalf of any party hereto. All statements contained in any certificate or other instrument delivered by the Company hereunder shall be deemed to constitute representations and warranties made by the Company.

                 SECTION 7.03. Parties in Interest. All covenants and agreements contained in this Agreement by or on behalf of any party hereto shall bind and inure to the benefit of the respective successors and assigns of such party hereto whether so expressed or not.

                 SECTION 7.04. Notices. Any notice or other communications required or permitted hereunder shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by first class certified mail, postage prepaid, by nationally recognized overnight courier, or by telecopy addressed to such party at the address or telecopy number set forth below or such other address or telecopy number as may hereafter be designated in writing by the addressee to the addressor listing all parties:

         if to the Company, to:

                 SpectraSite Holdings, Inc.
                 8000 Regency Park, Suite 570
                 Cary, North Carolina   27511
                 Attention:  Mr. Stephen H. Clark
                 Telecopy:  (919) 468-8522

                 with a copy to:

                 Dow, Lohnes & Albertson, PLLC
                 1200 New Hampshire Avenue, N.W.
                 Suite 800
                 Washington, D.C.  20036
                 Attention: John T. Byrnes, Jr.
                 Telecopy: (202) 776-2222

         if to any Purchaser (with the exception of the Whitney Purchasers and the CIBC Purchasers), to it at its address set forth on Schedule I or
         Schedule IV hereto, as the case may be, with a copy to:

                 Reboul, MacMurray, Hewitt, Maynard & Kristol
                 45 Rockefeller Plaza
                 New York, New York  10111
                 Attention:  Robert A. Schwed, Esq.
                 Telecopy Number:  (212) 841-5725

         if to any Whitney Purchaser, to it at the address set forth on
         Schedule II hereto, with a copy to:

                 Morrison Cohen Singer & Weinstein, LLP
                 750 Lexington Avenue
                 New York, New York 10022
                 Attention: David A. Scherl, Esq.
                 Telecopy Number: (212) 735-8708

         if to any CIBC Purchaser, to it at the address set forth on Schedule III hereto, with a copy to:

                 Cahill Gordon & Reindel
                 80 Pine Street
                 New York, New York 10005
                 Attention:  Roger Meltzer, Esq.

or, in any case, at such other address or addresses as shall have been furnished in writing by such party to the other parties hereto. All such notices, requests, consents and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of mailing, on the fifth business day following the date of such mailing, (c) in the case of delivery by overnight courier, on the business day following the date of delivery to such courier, and (d) in the case of telecopy, when received.

                 SECTION 7.05. Entire Agreement; Assignment. This Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be amended or modified nor any provisions waived except in a writing signed by the Company and a majority in interest (determined on the basis of amounts to be invested in the Company pursuant to this Agreement) of each of the WCAS Purchasers, the Whitney Purchasers and the CIBC Purchasers. This Agreement shall not be assigned by operation of law or otherwise without the consent of the other parties hereto.

                 SECTION 7.06. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                 SECTION 7.07. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS LAW OF SUCH STATE.

                 SECTION 7.08. Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

                 SECTION 7.09. Jurisdiction. Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or the transactions contemplated herein may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes therein and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to its address as provided in Section 7.04, such service to be effective 10 days after mailing.

                 SECTION 7.10. Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
                 IN WITNESS WHEREOF, the Company and the Purchasers have executed this Agreement as of the day and year first above written.

                                    SPECTRASITE HOLDINGS, INC.



                                    By  /s/ DAVID P. TOMICK
                                        ---------------------------------
                                    Name:
                                    Title:


                                    WELSH, CARSON, ANDERSON & STOWE VIII, L.P.
                                    By WCAS VIII Associates, L.L.C.,
                                    General Partner


                                    By  /s/ LAURA M. VANBUREN
                                        ---------------------------------
                                               Managing Member


                                    WCAS INFORMATION PARTNERS, L.P.


                                    By  /s/ LAURA M. VANBUREN
                                        ---------------------------------
                                              General Partner
                                              Attorney-in-Fact


                                    Patrick J. Welsh
                                    Russell L. Carson
                                    Bruce K. Anderson
                                    Andrew M. Paul
                                    Thomas E. McInerney
                                    Laura M. VanBuren
                                    Robert A. Minicucci
                                    Anthony J. de Nicola
                                    Paul B. Queally
                                    Lawrence B. Sorrel
                                    D. Scott Mackesy
                                    Priscilla A. Newman
                                    Rudolph E. Rupert



                                    By  /s/ LAURA M. VANBUREN
                                        ---------------------------------
                                             Laura M. VanBuren
                                             Individually and
                                             as Attorney-in-Fact

                                  J. H. WHITNEY III, L.P.
                                  By: J. H. Whitney Equity Partners III, L.L.C., its General Partner


                                  By  /s/ MICHAEL T. STONE
                                     ----------------------------------
                                            A Managing Member


                                  WHITNEY STRATEGIC PARTNERS III, L.P.
                                  By: J. H. Whitney Equity Partners III, L.L.C., its General Partner


                                  By  /s/  MICHAEL T. STONE
                                     ----------------------------------
                                           A Managing Member



                                  CIBC WG ARGOSY MERCHANT FUND 2, L.L.C.



                                  By   /s/ DEAN C. KEHLER
                                     ----------------------------------

                                  CO-INVESTMENT MERCHANT FUND 3, LLC



                                  By   /s/ DEAN C. KEHLER
                                     ----------------------------------

                                  THE NORTH CAROLINA ENTERPRISE FUND, L.P.
                                  By: The North Carolina Enterprise Corporation, Its General Partner



                                  By:   /s/ CHARLES T. CLOSSON
                                     ----------------------------------
                                     Name:  Charles T. Closson
                                     Title: President & CEO


                                  WALLER-SUTTON MEDIA PARTNERS, L.P.
                                  By: Waller Sutton Media Partners, LLC



                                  By:   /s/ ANDREW J. ARMSTRONG, JR.
                                     ----------------------------------
                                     Name:  Andrew J. Armstrong, Jr.
                                     Title: Vice President


                                  KITTY HAWK CAPITAL LIMITED PARTNERSHIP,IV
                                  By: Kitty Hawk Partners LLC, IV



                                  By: /s/ W. CHRIS HEGELE
                                     ----------------------------------
                                     Name:  W. Chris Hegele
                                     Title: Managing Member



                                  FINLEY FAMILY LIMITED PARTNERSHIP



                                  By:   /s/ JOE L. BUD FINLEY
                                     ----------------------------------
                                     Name:  Joe L. Bud Finley
                                     Title: General Partner



                                  EAGLE CREEK CAPITAL, L.L.C.


                                  By: /s/ SUSAN L. RASINSKI
                                     ----------------------------------
                                     Name:  Susan L. Rasinski
                                     Title: Manager

                                    /s/ DAVID P. TOMICK
                                    -------------------------------------
                                        DAVID P. TOMICK



                                    /s/ JACK JACKMAN
                                    -------------------------------------
                                        JACK JACKMAN



                                    /s/ ALTON ECKERT
                                    -------------------------------------
                                        ALTON ECKERT



                                    /s/ WILLIAM GUPTON
                                    -------------------------------------
                                        WILLIAM GUPTON